Exhibit 99.1

Conversion Labs to Become Life MD™ with Launch of New Concierge Telehealth Services

Company Completes $14 Million Unregistered Private Placement with Strategic Institutional Investors to Support Nationwide Launch of New Telehealth Service Offerings

NEW YORK, NY, February 12, 2021 — Conversion Labs, Inc. (NASDAQ: CVLB), a leading direct-to-patient telehealth company, will change its name to Life MD™ on February 22, followed by the official launch of its subscription-based primary care and concierge services offering designed to positively transform all aspects of a patient’s healthcare.

“We see our new name reflecting our evolution and expansion from a branded telemedicine products company into a leading provider of end-to-end concierge telehealth services,” stated company co-founder and CEO, Justin Schreiber. “Life MD expresses our desire to have a deeper connection to the daily lives of our patients who desire more convenient and on demand access to healthcare, prescriptions and over-the-counter medications.”

Life MD will offer virtual on-demand access to highly qualified licensed physicians across all 50 states. Its mobile-first interface will be powered by the company’s proprietary Veritas MD digital health platform, providing a seamless integration between doctors, patients, medical information, and pharmacy. Patients will be intelligently and dynamically paired with the right physician based on the patients’ needs, goals and lifestyle.

“Our vision is to dramatically improve the healthcare experience of our patients with highly personalized care, akin to having a doctor in the family,” added Schreiber. “Life MD represents an important and valuable opportunity to support the long-term health of our patients by fostering longitudinal relationships that create better health and well-being.”

To support the nationwide rollout of Life MD and further expand the company’s telehealth pipeline, Conversion Labs has completed a $14 million unregistered private placement at $23 per share with certain individual and institutional investors. BTIG, LLC acted as exclusive placement agent for the offering.

Stefan Galluppi, company co-founder and chief technology officer, commented: “As one of the earliest and largest players in the telemedicine space, we have been able to capitalize on the major paradigm shift in healthcare created by advancements in digital health technology and increasing widespread customer demand for virtual healthcare services.”

“This investment by a select group of strategic investors, including those from prior financing rounds, affirms the strength of our business strategy and growth outlook as a national leader in telehealth,” continued Galluppi. “The additional capital will support our aggressive growth initiatives, including scaling the size and reach of our digital health ecosystem, expanding our suite of brands for men’s and women’s health, and accelerating customer acquisition and adoption of our existing brands and new concierge services.”

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The company recently relaunched its popular Shapiro MD hair products for men and women under a new subscription-based model, similar to Rex MD’s subscription-based model introduced early last year. The company is also preparing to launch Nava MD, the company’s teledermatology brand for women supported by a patented and clinically proven OTC technology platform.

The company recently reported preliminary results for 2020, with revenue up 205% to $38.0 million. The record month of December ended the year at a $60 million annualized revenue run-rate. Annual recurring revenue (ARR) generated by subscriptions is expected to total $26.0 million at yearend 2020, up 525% versus yearend 2019.

Upon the name change on February 22, the company expects its common stock to begin trading under the symbol, LFMD.

About the Private Placement

The securities sold by Conversion Labs in the private placement were not registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration with the U.S. Securities and Exchange Commission (“SEC”) or an applicable exemption from such registration requirements and exemptions under applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

Additional details of the private placement can be found in the company’s current report on Form 8-K filed with the U.S. Securities and Exchange Commission and available at sec.gov, and from the Investors section of the company’s website at ir.conversionlabs.com.

About Conversion Labs

Conversion Labs, Inc. is a leading telemedicine company with a portfolio of online direct-to-consumer brands. The company combines virtual medical treatment with prescription medications and unique over-the-counter products. Its network of licensed physicians offers telemedicine services and direct-to-consumer pharmacy to consumers across the U.S. To learn more, visit Conversionlabs.com.

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Annual Recurring Revenue

Conversion Labs calculates its annual recurring revenue (ARR) by multiplying by 12 the monthly sum of revenue attributed exclusively to automatic subscription sales from customers that are engaged in the company’s rebill structure as it applies to its main brands: Shapiro MD, Rex MD and PDFSimpli. In the company’s calculation of ARR, it does not consider single sales from customers that repurchase its products through the company’s standard checkout pages, Amazon Marketplace or involving the assistance of a customer service representatives. It also does not include revenue from the initial purchase of a new subscriber.

Important Cautions Regarding Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things our plans, strategies and prospects — both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to Conversion Labs, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.

Life MD™, Veritas MD™, Shapiro MD™, Rex MD™ and Nava MD™ are trademarks of Conversion Labs. All other trademarks are the property of their respective owners.

Company Contact

Conversion Labs

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Media and Investor Relations Contact

Ron Both or Grant Stude
CMA Investor Relations
Tel (949) 432-7566

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